Exhibit 99.1

Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Megan McDonnell

NEW YORK & COMPANY, INC. ANNOUNCES FIRST QUARTER 2005 RESULTS

Net Income Increased 65.4% to $21.5 Million, or $0.38 Per Diluted Share

Company Projects Fiscal Year 2005 Diluted EPS of $1.18 to $1.24

New York, NY — May 19, 2005 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 482 stores, today announced financial results for the first quarter ended April 30, 2005.

Net sales for the first quarter of fiscal 2005 increased 7.1% to $270.0 million from $252.1 million in the first quarter of fiscal 2004.  Comparable store sales for the first quarter of fiscal 2005 increased 3.9% compared to a 14.1% increase in the prior year quarter.  Gross profit for the first quarter of fiscal 2005 was $98.3 million, or 36.4% of net sales, compared to $91.8 million, or 36.4% of net sales, in the first quarter of fiscal 2004.  Selling, general and administrative expenses were $60.9 million, or 22.5% of net sales, for the first quarter of fiscal 2005 compared to $59.7 million, or 23.7% of net sales, in the first quarter of fiscal 2004.  Operating income for the first quarter of fiscal 2005 increased 16.5% to $37.4 million, or 13.9% of net sales, compared to $32.1 million, or 12.7% of net sales, in the first quarter of fiscal 2004.  Net income available for common stockholders for the first quarter of fiscal 2005 increased 65.4% to $21.5 million, or $0.38 per diluted share, compared to $13.0 million, or $0.25 per diluted share, in the first quarter of fiscal 2004.

“We are pleased with our first quarter results which met the high end of our projections,” stated Richard P. Crystal, New York & Company’s Chairman and CEO.  “We attribute our success to our fashion assortment which continues to be well received by our customers.  We also continue to benefit from our operating model that provides us with increased leverage and operating margin expansion as we grow.”

The Company’s balance sheet included $85.1 million in cash and working capital of $103.4 million at April 30, 2005.  Fiscal first quarter 2005 inventory was current and favorable to plan at $99.5 million compared to first quarter-end inventory of $85.8 million in fiscal 2004.  This increase is attributed primarily to support new store openings, changes in inventory lead time planning and product mix.

Capital spending for the first quarter of fiscal 2005 was $15.4 million, compared to $10.0 million for the first quarter of fiscal 2004.  These amounts do not reflect landlord allowances which are recorded on the balance sheet as a deferred credit as opposed to a reduction in capital spending.  During the first quarter of fiscal 2005, the Company successfully opened eight new stores, closed two stores, and completed eight remodels, ending the quarter operating 482 stores in 45 states, as compared to 472 stores at the end of the first quarter of fiscal 2004.  Total selling square footage at the end of the first quarter of fiscal 2005 was 3.196 million, compared to 3.313 million at the end of the first quarter of fiscal 2004.  See Exhibits (1)-(3) at the end of this release for more details.

Guidance

The Company currently forecasts net sales for the second quarter of fiscal 2005 in the range of $258.0 million to $263.0 million, an increase of 6.3% to 8.3%, compared to actual second quarter fiscal 2004 net sales of $242.8 million.  Included in this estimate is a comparable store sales increase in the range of 2.0% to 4.0%.  Net income available to common stockholders continues to be estimated in the range of $11.3 million to $13.1 million, compared to a net loss of $8.9 million in the second quarter of fiscal 2004.  Second quarter fiscal 2005 diluted earnings per share continues to be estimated in the range of $0.19 to $0.23, compared to second quarter fiscal 2004 diluted loss per share of $0.20.  The Company continues to expect diluted shares outstanding to approximate 58.3 million shares at the end of the second quarter of fiscal 2005, compared to 45.3 million shares at the end of the second quarter of fiscal 2004.  The increase in share count is the result of the initial public offering, potential option vesting in 2005, and the exclusion of antidilutive options in 2004 due to the net loss reported for second quarter last year.

For the fiscal 2005 year, the Company is forecasting net sales in the range of $1,117.0 million to $1,135.0 million compared to actual fiscal 2004 net sales of $1,040.0 million.  Net income available to common stockholders is being revised to a range of $68.4 million to $72.0 million, or $1.18 to $1.24 per diluted share compared to its previous guidance range of $67.5 million to $72.0 million, or $1.16 to $1.24 per diluted share, versus actual fiscal 2004 net income of $17.4 million, or $0.33 per diluted share.  This change primarily reflects first quarter performance.  The Company expects full year diluted shares outstanding to be approximately 58.1 million at the end of fiscal 2005, as compared to 52.7 million at the end of fiscal 2004.  The increase in share count is primarily the result of the initial public offering, potential option vesting in fiscal 2005 and a common stock warrant repurchase in the first quarter of fiscal 2004.

Store Expansion Plans

During the second quarter of fiscal 2005, the Company plans to open 15 new stores and remodel 26 locations.  Included within these new and remodeled locations are 16 side by side apparel/accessory stores.  The Company expects to close one store during the second quarter of fiscal 2005 and anticipates having 496 stores in operation at the end of the quarter, as compared to 474 stores in operation at the end of the second quarter of fiscal 2004.  Total selling square footage at the end of the second quarter of fiscal 2005 is expected to approximate 3.214 million, compared to 3.293 million at the end of the second quarter of fiscal 2004.  Exhibit (4) at the end of this release details the actual and projected store openings, closings, remodels and the related selling square footage by quarter for fiscal 2005.

The Company anticipates capital spending in the second quarter of fiscal 2005 to be in the range of $33.0 million to $36.0 million, as compared to $12.4 million in the second quarter of fiscal 2004, due to increases in new stores and remodels.  These amounts do not reflect landlord allowances which are recorded on the balance sheet as a deferred credit as opposed to a reduction in capital spending.

For the full fiscal year 2005, capital spending is estimated to be in the range of $78.0 million to $80.0 million, compared to $54.3 million in fiscal 2004.  These amounts do not reflect landlord allowances which are recorded on the balance sheet as a deferred credit as opposed to a reduction in capital spending.

Inventory levels are planned to increase to support new store openings and comparable store sales growth, which is consistent with the Company’s disciplined inventory control process.  The Company expects inventory turn to range from 7.7 to 8.0 times in fiscal 2005, compared to 7.9 times in fiscal 2004.

Conference Call Information

A conference call to discuss first quarter of fiscal 2005 results is scheduled for today (Thursday, May 19, 2005) at 9:00 AM Eastern Time.  Investors and analysts interested in participating in the call are invited to dial (800) 289-0572 approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until May 26, 2005 and can be accessed by dialing (888) 203-1112 and entering code 8149711.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials and labor; (x) our reliance on foreign sources of production; (xi) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xii) our reliance on manufacturers to maintain ethical business practices; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv) our dependence on the success of our brand; (xv) competition in our market, including promotional and pricing competition; (xvi) our reliance on the effective use of customer information; (xvii) the effects of government regulation; (xviii) the control of our company by our sponsors and (xix) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel.  The company’s proprietary branded New York & Company merchandise is sold exclusively through its national network of 482 retail stores in 45 states, as of April 30, 2005.  Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended April 30, 2005	Three months ended May 1, 2004

Net sales	$269,975	$252,095
Cost of goods sold, buying and occupancy costs	171,665	160,259
Gross profit	98,310	91,836
Selling, general and administrative expenses	60,926	59,746	(a)
Operating income	37,384	32,090
Interest expense, net	1,409	1,754
Accrued dividends-redeemable preferred stock	—	2,230
Loss on modification and extinguishment of debt	—	352
Loss on derivative instrument (related to LFAS, Inc. warrant)	—	2,466
Income before income taxes	35,975	25,288
Provision for income taxes	14,495	12,294
Net income available for common stockholders	$21,480	$12,994

Basic earnings per share:	$0.40	$0.30
Diluted earnings per share:	$0.38	$0.25

Weighted average shares outstanding:
Basic	53,340	43,761
Diluted	56,673	52,909

(a)          Includes charges of approximately $1.0 million related to the terminated advisory services agreement with Bear Stearns Merchant Manager II, LLC.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Consolidated Balance Sheets

	April 30, 2005	January 29, 2005	May 1, 2004
(Amounts in thousands, except per share amounts)	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$85,134	$85,161	$78,757
Accounts receivable	23,312	13,069	15,882
Inventories, net	99,508	93,379	85,794
Prepaid expenses	15,778	17,875	14,795
Deferred income taxes	—	—	89
Other current assets	1,997	1,256	1,879
Total current assets	225,729	210,740	197,196

Property and equipment, net	110,746	100,681	72,250
Intangible assets	14,843	14,843	14,515
Deferred income taxes	—	—	1,882
Other assets	3,545	3,924	5,579
Total assets	$354,863	$330,188	$291,422

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$64,982	$74,045	$55,702
Accrued expenses	45,741	51,802	52,766
Income taxes payable	9,908	—	11,072
Deferred income taxes	1,684	1,788	—
Other current liabilities	—	—	18,737
Total current liabilities	122,315	127,635	138,277

Long-term debt	75,000	75,000	75,000
Deferred income taxes	6,966	6,698	—
Series A redeemable preferred stock, 12.5% cumulative, non-voting, par value $0.01; No shares authorized and outstanding at April 30, 2005 and January 29, 2005; 63 shares issued and outstanding at May 1, 2004	—	—	71,903
Other liabilities	24,658	17,572	16,379
Total liabilities	228,939	226,905	301,559

Commitments and contingencies	—	—	—

Stockholders’ equity (deficit):
Common stock, voting, par value $0.001; 300,000 shares authorized; 53,476, 53,283, and 45,567 shares issued and outstanding at April 30, 2005, January 29, 2005, and May 1, 2004, respectively	53	53	46
Additional paid-in capital	110,611	109,448	—
Less stock subscription receivable	—	—	(225)
Retained earnings (deficit)	15,964	(5,514)	(9,958)
Accumulated other comprehensive loss	(704)	(704)	—
Total stockholders’ equity (deficit)	125,924	103,283	(10,137)
Total liabilities and stockholders’ equity	$354,863	$330,188	$291,422

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

(Amounts in thousands)	Three Months Ended April 30, 2005	Three Months Ended May 1, 2004
Operating activities
Net income	$21,480	$12,994
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,446	4,749
Amortization / write off of deferred financing costs	289	586
Share-based compensation	212	121
Deferred income taxes	164	—
Accrued dividends — redeemable preferred stock	—	2,230
Loss on derivative instrument	—	2,466
Change in operating assets and liabilities:
Accounts receivable	(10,243)	(5,016)
Inventories, net	(6,129)	(7,574)
Prepaid expenses	2,097	113
Accounts payable	(9,063)	7,931
Accrued expenses	(6,061)	(725)
Income taxes payable	9,908	954
Change in other assets and liabilities	6,332	844
Net cash provided by operating activities	14,432	19,673

Investing activities
Capital expenditures	(15,411)	(10,009)
Net cash used in investing activities	(15,411)	(10,009)

Financing activities
Proceeds from exercise of stock options	51	—
Tax benefit from exercise of stock options	901	—
Proceeds from issuance of long-term debt	—	75,000
Repayment of long-term debt	—	(82,500)
Payment of financing costs	—	(2,205)
Repurchase of common stock warrant	—	(20,000)
Net cash provided by (used in) financing activities	952	(29,705)

Net decrease in cash and cash equivalents	(27)	(20,041)

Cash and cash equivalents at beginning of period	85,161	98,798

Cash and cash equivalents at end of period	$85,134	$78,757

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Fiscal 2005 Projected Store Count and Selling Square Footage

Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores remodeled during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	476	8	8	(2)	482
2nd Quarter (Projected)	482	15	26	(1)	496
3rd Quarter (Projected)	496	22	7	—	518
4th Quarter (Projected)	518	2	2	(5)	515

Quarter	Total selling square feet at beginning of the quarter	Selling square feet for stores opened during the quarter	Reduction of selling square feet for stores remodeled during the quarter	Reduction of selling square feet for stores closed during the quarter	Total selling square feet at end of the quarter
1st Quarter (Actual)	3,189,770	32,908	(15,823)	(10,644)	3,196,211
2nd Quarter (Projected)	3,196,211	71,290	(47,656)	(5,589)	3,214,256
3rd Quarter (Projected)	3,214,256	93,311	(9,957)	—	3,297,610
4th Quarter (Projected)	3,297,610	14,201	(1,498)	(33,794)	3,276,519